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EXHIBIT 3.13

ARTICLES OF INCORPORATION
OF
HAWAII PARKING MAINTENANCE, INC.

KNOW ALL MEN BY THESE PRESENTS:

        That the undersigned, desiring to form a corporation under the laws of the State of Hawaii, hereby executes the following Articles of Incorporation:

I

        The name of the corporation shall be—Hawaii Parking Maintenance, Inc

II

        The place of the principal office of the corporation shall be in Honolulu, Island of Oahu, State of Hawaii. Upon its incorporation, the street address (including Zip Code) of the corporation will be

    1000 Bishop Street
    c/o The Corporation Company, Inc.
    Honolulu, Island of Oahu, Hawaii 96813

III

        Section 1. The primary purposes for which this corporation is organized are the following:

  (a)
  Maintenance of parking facilities and sell and maintain parking equipment.

  (b)
  To undertake and carry on any business, investment, transaction, venture or enterprise which may be lawfully undertaken or carried on by a corporation.

        Section 2. And in furtherance of said purposes, the corporation shall have all powers, rights, privileges and immunities, and shall be subject to all of the liabilities conferred or imposed by law upon corporations of this nature, and shall be subject to and have all the benefits of all general laws with respect to corporations.

IV

        The authorized capital stock of the corporation shall be One Thousand Dollars ($1,000.00), divided into One hundred (100) shares of common stock of the par value of Ten Dollars ($10.00) a share.

V

        Section 1. The officers of the corporation shall be a president, one or more vice presidents, a secretary and a treasurer, who shall be appointed by the Board of Directors as shall be prescribed by the By-Laws.

        Section 2. There shall be a Board of Directors of not less than four member(s), who need not be stockholders, except as may otherwise be provided by the By-Laws.

        Section 3. All the powers and authority of the corporation shall be vested in and may be exercised by the Board of Directors except as otherwise provided by law, these Articles of Incorporation or the By-Laws of the corporation.

VI

        The following persons are the first officers and directors of the corporation:

Name and Office	Residence Address
Robert J. Hill, President and Director,	12243 Moss Point, Strongsville, OH 44136
James V. LaRocco, Jr., Vice President and Director,	8776 Kings Orchard Trail, Bainbridge, OH 44022
Michael R. Miller, Vice President and Director,	244 Date Street, #301, Honolulu, Hawaii 96826
Andrew Nicol, Vice President and Director,	5984 Cedarwood, Mentor, OH 44060
William J. Montie, Secretary,	1620 David Drive, Parma, OH 44134
Anthony M. Gentile, Jr., Treasurer,	2597 Kewick Road, University Hts., OH 44118

VII

NAMES OF SUBSCRIBERS	NUMBER OF SHARES SUBSCRIBED FOR BY EACH SUBSCRIBER	SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR BY EACH SUBSCRIBER	AMOUNT OF CAPITAL PAID IN CASH BY EACH SUBSCRIBER
APCOA, Inc.	One Hundred	10.00 per share	$1,000.00

VIII

        The corporation shall have succession by its corporate name in perpetuity.

IX

        No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of the corporation owned by him.

        IN WITNESS WHEREOF, the parties to these Articles of Incorporation have hereunto set their hands on this 7th day of October, 1985.

/s/ MICHAEL R. MILLER Michael R. Miller

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  EXHIBIT 3.13
ARTICLES OF INCORPORATION OF HAWAII PARKING MAINTENANCE, INC.